Exhibit 3.1.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

PROPANC HEALTH GROUP CORPORATION

PROPANC HEALTH GROUP CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on March 27, 2017, setting forth a proposed amendment to the Amended Certificate of Incorporation of the Corporation, declaring said amendment to be in the best interest of the Corporation. The resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, That the Amended Certificate of Incorporation of this Corporation be amended by deleting Article 1 in its entirety and replacing it as follows:

“Article 1.          The name of the corporation is Propanc Biopharma, Inc. (the “Company”).”

SECOND:     That neither a vote nor a consent in lieu of a vote of the stockholders of the Corporation is required to effect this change in the name of the Corporation , in accordance with Section 242(b)(1) of the General Corporation Law of the State of Delaware.

THIRD:     That the effective date and time of this amendment shall be 12:01 a.m. on April 20, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 19th day of April 2017.

PROPANC HEALTH GROUP CORPORATION

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	Chief Executive Officer